[LETTERHEAD OF PENTECH FINANCIAL SERVICES, INC.]

July 9, 1999

Ms. Debbie McClister
Executive Vice President
Chief Financial Officer
Mail.com, Inc.
11 Broadway, Suite 660
New York, NY 10004

Dear Ms. McClister:

Pentech Financial Services, Inc. is pleased to provide the following financing proposal for your review and acceptance. This proposal 5 subject to (i) the negotiation and preparation of documentation acceptable to Pentech and its counsel; (ii) the non-occurrence of any material adverse changes with respect to the financial or business condition of Lessee; and (iii) the financing terms and conditions set forth in this letter.

LESSOR: Pentech Financial Services, Inc., its successors and assigns.

LESSEE:                       Mail.com, Inc.

AMOUNT:                       $900,000.00

EQUIPMENT:                    Previously purchased equipment with the advance
                              rate based on the age of the invoice. An advance rate of 50% for equipment invoices dated between January 1,1998 and June 30, 1998. An advance rate of 75% for equipment invoices dates between July
                              1, 1998 and December 31, 1998. An advance rate of
                              100% for equipment invoices dated between January
                              1,1999 and June 30, 1999. All equipment to be approved by Lessor.

                              Exclusions: Custom use equipment, installation and delivery costs, purchase tax, tooling equipment, tenant improvements, software and items generally considered fungible or expendable.

PAYMENT AND TERM:             The lease and any schedule thereunder will be for
                              an initial term of thirty-six (36) months
                              ("Initial Term"). The payment shall be 3.149%
                              (.03149) of original cost (the "Monthly Lease Rate
                              Factor"), payable monthly in advance, reflecting an annual interest rate of 8.83% for the monthly rents.

COMMENCEMENT DATE:            The Commencement Date of each equipment schedule
                              will occur on the first day of the calendar month following delivery and acceptance of the equipment.

DELIVERY AND ACCEPTANCE:      No later than July 31,1999. Rent shall accrue
                              beginning on the date of acceptance of the equipment at the daily equivalent of the lease
                              Rate Factor ("Interim Rent"). Interim Rent shall be billed for the period from the date of acceptance until the Commencement Date.

RATE ADJUSTMENT:              The Monthly Lease Rate Factor will be indexed to
                              the Thirty (30) day London Inter Bank Offer Rate
                              ("LIBOR") (the "Index Instrument") currently
                              5.1875% (Wall Street Journal dated July 8, 1999).
                              The Monthly Lease Rate Factor shall be adjusted to provide for any increase or decrease (limited to a floor of 5.1875% and a cap of 8.1875%) At the Commencement Date of each equipment schedule, the Monthly Lease Rate Factor shall be fixed for the Initial Term of such equipment schedule.

RESIDUAL  OPTION:             Lessee shall purchase all but not less than all of
                              the equipment under any lease schedule at a price equal to 12% of its original cost at the end of the Initial Term ("the fair market value").

TYPE OF CONTRACT:             Master Lease Line. No individual schedule shall be
                              less than $250,000.00.

LEASE DEPOSIT:                $9,000.00 to be applied proportionally to the
                              first rental payment of each equipment schedule under the Master Lease Line, or applied to the Master Lease and schedules thereunder as otherwise agreed by both parties. The deposit shall be (1) returned if a commitment is not issued by Lessor within fifteen (15) business days following receipt by Lessor of the signed proposal and all due diligence material requested; or (2) retained by Lessor if Lessee fails to accept a commitment as substantially outlined herein. However if this transaction is not funded because Lessee (a) fails to execute final documents with Lessor, (b) chooses not to use the committed loan amounts, or
                              (c) sustains a material adverse change in its financial condition, Lessor shall retain the commitment fee as compensation for expenses.

COST FOR LEGAL,               For the account of the Lessee, not to exceed
APPRAISAL, DUE                $2,000.00.
DILIGENCE, TITLE & LIEN
SEARCH UCC/RECORDING
DOCUMENTATION AND ANY
SUCH SIMILAR EXPENSE:

FIXED EXPENSES:               This is a net lease transaction such that all
                              maintenance, insurance, property taxes,
                              installation, packing, transportation costs in and out, and other items of similar nature are the responsibility of the Lessee.

GENERAL CONDITIONS:           Lessee shall provide to Lessor all due diligence
                              materials requested by Lessor, and approval of this transaction shall be at the sole option of Lessor after completion of its due diligence.

                              From the date of this proposal to the date of any commencement, there shall not have occurred, in the Lessor's sole discretion, any adverse changes in the Lessee's financial condition.

                              Lessor retains the right to delay or to cancel lease funding commitments if such adverse changes have, in Lessor's sole discretion, impacted Lessee's credit capability.

                              Advance Rental - Last month's rent, payable upon closing.

                              During the term of any schedule or supplement under this Master Lease line, Lessor may publish, for the purpose of its own advertising and promotion only, via print and/or electronic media, the name and the logo of Lessee, together with the total amount of the Master Lease Line.

                              Lessee shall provide to Lessor during the term of the lease quarterly unaudited financial statements, including year-end audited financials prepared by the Lessee's accounting firm according to GAAP

AVAILABILITY OF PROPOSAL:     Five (5) days from date of receipt.

DOCUMENTATION:                Lease documentation shall be provided by Lessor
                              upon acceptance of this proposal and credit approval by Pentech Financial Services, Inc., its successors and assigns.

CONTINGENCIES:                This lease proposal is intended only to facilitate
                              documentation of an equipment lease. Each of the following contingencies must be satisfied, as determined by Lessor in its sole discretion, before the final documents for an equipment lease based on this proposal will be executed by Lessor.

                              Completion of final approval of credit and pricing terms by Lessor is dependent upon Lessee providing all due-diligence materials requested by Lessor, including but not limited to the following:

                              a. Complete copy of the most recent business plan of the Company including information on management, director and investors, market, product/services and financial strategy;

                              b. Any information available regarding equipment to be financed (vendor, model, description, cost, data sheets, projected delivery dates, or technical data);

                              c. References. A fully completed Pentech Client Profile including contact telephone numbers;

                              d. Two (2) complete sets of product literature, press releases and other media material;

                              e. Audited financial statements for the latest fiscal year end;

                              f. Most recent internally prepared financial statements for the Company;

                              g. Copy of the Articles of Incorporation of the Company


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

We appreciate the opportunity to serve your financial needs. Should you have any questions please do not hesitate to call your Account Executive, Rip Miller. If these terms meet with your approval, please sign and return the proposal with the requested Deposit at your earliest convenience and we will commence the approval and documentation process.

Very truly yours,
PENTECH FINANCIAL SERVICES, INC.


Benjamin B. Millerbis
President

Lessee/Borrower understands and approves the terms set forth in the proposal. MA1L.COM, INC.


By /s/ Debra L. McClister
   ---------------------------------

Its EVP & CEO                           Dated: 7/99
    --------------------------------           ---------------------------------


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